UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): December 22, 2016

Kite Pharma, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-36508	27-1524986
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2225 Colorado Avenue Santa Monica, California	90404
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (310) 824-9999

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 22, 2016, the Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of Kite Pharma, Inc. (“Kite”) reviewed the annual base salary of Arie Belldegrun, M.D., FACS, President and Chief Executive Officer, Cynthia M. Butitta, Chief Operating Officer, David Chang, M.D., Chief Medical Officer and Executive Vice President of Research and Development, Helen Kim, Executive Vice President of Business Development, Paul Jenkinson, Chief Financial Officer, and Jeff Wiezorek, M.D., Senior Vice President of Clinical Development.

In recognition of Ms. Butitta’s, Dr. Chang’s, Mr. Jenkinson’s, Ms. Kim’s, and Dr. Wiezorek’s achievements and as a retention measure, the Committee approved an increase in (1) each of Ms. Butitta’s and Dr. Chang’s annual base salary for 2017 from $490,000 to $510,000, (2) Ms. Kim’s annual base salary for 2017 from $425,000 to $445,000, (3) Mr. Jenkinson’s annual base salary for 2017 from $400,000 to $410,000, and (4) Dr. Wiezorek’s annual base salary for 2017 from $350,000 to $400,000. In recognition of extraordinary performance and as an additional retention measure, the Committee also approved for (1) each of Ms. Butitta and Dr. Chang stock options for 90,600 shares of common stock and 24,800 restricted stock units (“RSUs”), (2) Ms. Kim stock options for 38,500 shares of common stock and 10,600 RSUs, (3) Mr. Jenkinson stock options for 24,200 shares of common stock and 6,600 RSUs and (4) Dr. Wiezorek stock options for 38,500 shares of common stock and 5,600 RSUs.

In addition, based on Dr. Belldegrun’s achievements and as a retention measure, the Committee recommended to the Board (1) an increase in Dr. Belldegrun’s annual base salary for 2017 from $600,000 to $650,000, (2) that his target annual cash bonus opportunity for 2017 be amended to provide that he may receive a performance bonus up to 90% of his annual base salary, and (3) stock options for 159,700 shares of common stock and 43,800 RSUs. The Board approved the Committee’s recommendations relating to Dr. Belldegrun’s compensation on December 27, 2016.

The options and RSUs granted to the Kite officers will be issued pursuant to Kite’s 2014 Equity Incentive Plan. The options will have an exercise price equal to the closing price of Kite’s common stock as reported on the NASDAQ Global Select Market on December 22, 2016, other than Dr. Belldegrun’s options, which will have an exercise price equal to the closing price of Kite’s common stock as reported on the NASDAQ Global Select Market on December 27, 2016. The options will have the following vesting schedule: 25% of the shares subject to the options will vest on the 12-month anniversary of the grant date, and 1/36th of the remaining shares subject to the options will vest in equal monthly installments over the next three years. The RSUs will vest in four equal annual installments, other than Dr. Belldegrun’s RSUs, which will vest in three equal annual installments.

In recognition of Kite’s achievement of all of its 2016 corporate goals and each officer’s efforts towards successful achievement of such goals, the Committee approved for each Kite officer, other than Dr. Belldegrun, the payment to each of the Kite officers of 100% of their target bonus opportunity for 2016 (prorated for any partial year of employment). In addition, the Committee recommended to the Board, and the Board approved, the payment to Dr. Belldegrun of 100% of his target bonus opportunity for 2016.

At 100% of the target bonus opportunity, Dr. Belldegrun will receive $450,000, each of Ms. Butitta and Dr. Chang will receive $245,000, Ms. Kim will receive $212,500, Mr. Jenkinson will receive $125,479 and Dr. Wiezorek will receive $175,000.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 27, 2016	KITE PHARMA, INC. (Registrant)

	By:	/s/ Paul Jenkinson
	Name:	Paul Jenkinson
	Title:	Chief Financial Officer